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                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                        OF SPECTRAL HOLDING CORPORATION,
                            a California corporation

          The undersigned, Terrence Conway, hereby certifies that:

          ONE: He is the duly elected and acting President and Secretary of Spectral Holding Corporation, a California corporation (the "Corporation").

          TWO: The Articles of Incorporation of the Corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

          The name of the Corporation is Spectratek Technologies, Inc.


                                   ARTICLE II

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III

          A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Twenty Million (20,000,000) shares. Fifteen Million (15,000,000) shares shall be Common Stock. Five Million (5,000,000) shares shall be Preferred Stock.

          Upon the effective date of these Amended and Restated Articles of Incorporation, each outstanding share of Common Stock shall be split and reconstituted into three hundred (300) shares of Common Stock.

          B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the



                                       1.

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liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE IV

                        A. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                        B. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law (as defined in Section 317(g) of the California Corporations Code or elsewhere).

            THREE: The foregoing amendment has been approved by the Board of Directors of the Corporation.

            FOUR: The foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 902 of the California General Corporation Law. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 10,100 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.


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                        IN WITNESS WHEREOF, the undersigned has executed this
certificate on June 12, 1997.



                                            /s/ TERRENCE CONWAY
                                            ------------------------------------
                                            Terrence Conway,
                                            President and Secretary


                        The undersigned certifies under penalty of perjury that he has read the foregoing Restated Articles of Incorporation and knows the contents thereof, and that the statements therein are true.

                        Executed at Los Angeles, California, on June 12, 1997.



                                            /s/ TERRENCE CONWAY
                                            ------------------------------------
                                            Terrence Conway



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